UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 18, 2020

ACQUIRED SALES CORP.

(Exact name of registrant as specified in its charter)

Nevada	87-0479286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 N. Suffolk Lane, Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 Entry into a Material Definitive Agreement

On December 18, 2020, Lifted Liquids, Inc. d/b/a Lifted Made (“Lifted”), an Illinois corporation, a wholly-owned subsidiary of Acquired Sales Corp., a Nevada corporation (“Company”), entered into a Lease Agreement (the “Lease) with 95th Holdings, LLC (“Landlord”) for office, laboratory and warehouse space located in a building at 5511 95th Avenue, in the City of Kenosha, State of Wisconsin (the “Premises”).

The purpose of the Lease is to supplement and eventually replace Lifted’s current 3,300 square foot leased manufacturing facility and warehouse located in Zion, Illinois, as well as the space that Lifted has been temporarily using located adjacent to that rented space.

Under the terms of the “triple-net” Lease, starting on January 1, 2021, Lifted will lease approximately 11,238 square feet at the Premises at $6.13 per square foot per year in base rent ($68,888.94 in 2021), which is subject to a 2% increase in base rent each year, plus certain operating expenses and taxes. The Lease will continue until midnight on the fifth anniversary date of the commencement date of the Lease. Lifted shall have the right to extend the original five year term of the Lease for one extension period of two years, commencing upon the expiration of the original term.  Lifted and Landlord are required to execute an “Amendment of Extension” prior to six months before the expiration of the original term.

Under the terms of the lease, the tenant, Lifted, has the option to purchase the property at any time prior to December 31, 2025, and in any event, Lifted is obligated to purchase the property on or before that date. Pursuant to the Lease, in all cases Lifted’s purchase price for the Premises shall be in an amount equal to the greater of: (1) the fair market value of the Premises at the time Lifted purchases the Premises; or (2) any remaining principal balance of any purchase-money mortgage for the Premises existing at the time of the closing of Lifted’s purchase, plus the corresponding amount identified in the Additional Purchase Price Schedule attached as Exhibit B to the Lease, which is an additional amount ranging between $300,000 and $375,000 based on the number of years that have passed between the commencement of the Lease and the purchase of the Premises by Lifted.

Landlord is an entity owned by Nicholas S. Warrender, the Company’s COO and the CEO of Lifted and the largest stockholder of the Company as beneficial owner of 3,900,455 common stock shares which is 60.48% of the Company’s outstanding stock. Due to the potential conflict of interest, the terms and conditions of the Lease were negotiated on behalf of Lifted by Vincent J. Mesolella, the Lead Outside Director of the Company. Landlord and Lifted were represented by their own independent legal counsel in connection with the Lease. Under the terms of the Lease, Mr. Warrender is able to benefit through his entity 95th Holdings, LLC by receiving rent and by eventually selling the Premises to Lifted.

The foregoing description is qualified in its entirety by reference to the Lease Agreement and exhibits which are filed as Exhibit 10.58 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Exhibit Description

    10.58             Lease From 95th Holdings, LLC Landlord to Lifted Liquids, Inc. Tenant dated as of

December 15, 2020

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACQUIRED SALES CORP.

/s/ Gerard M. Jacobs

Gerard M. Jacobs

Chief Executive Officer

Dated:  December 21, 2020